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As filed with the Securities and Exchange Commission on July 23, 2002

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PlanetCAD Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

84-1035353
(I.R.S. employer identification no.)

2520 55th Street, Suite 200, Boulder, Colorado	80301
(Address of principal executive offices)	(Zip code)

PlanetCAD Inc. 2000 Stock Incentive Plan
(Full title of the plan)

David Hushbeck
President and Chief Executive Officer PlanetCAD Inc.
2520 55th Street, Suite 200, Boulder, Colorado 80301
(Name and address of agent for service)

(303) 209-9100
(Telephone number, including area code, of agent for service)

Copy to:
Whitney Holmes, Esq.
Hogan & Hartson L.L.P.
One Tabor Center, Suite 1500
1200 Seventeenth Street
Denver, Colorado 80202
(303) 899-7300

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, par value $.01 per share	2,000,000	$0.265	$530,000	$48.76

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement covers, in addition to the number of shares of common stock shown in the table above, an indeterminate number of shares of common stock that may be issued as a result of anti-dilution provisions contained in the plan.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act on the basis of the average high and low sales prices of the registrant's common stock, $0.01 par value per share (the "Common Stock"), as reported on the American Stock Exchange on July 16, 2002.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The documents containing the information in Part I will be sent to each person eligible to participate in the PlanetCAD Inc. (the "Registrant") 2000 Stock Incentive Plan (the "Plan"), as contemplated by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the "Commission") either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The Registrant hereby incorporates by reference into this registration statement the following documents:

  (a)
  The Registrant's Annual Report on Form 10-KSB for the year ended December 31, 2001, filed on April 1, 2002;

  (b)
  The Registrant's Amendment No. 1 to Annual Report on Form 10-KSB/A for the year ended December 31, 2001, filed on April 30, 2002;

  (c)
  The Registrant's Amendment No. 2 to Annual Report on Form 10-KSB/A for the year ended December 31, 2001, filed on July 17, 2002;

  (d)
  The Registrant's Current Report on Form 8-K, filed on May 28, 2002;

  (e)
  The Registrant's Current Report on Form 8-K, filed on May 2, 2002;

  (f)
  The Registrant's Current Report on Form 8-K, filed on March 11, 2002;

  (g)
  The Registrant's Current Report on Form 8-K, filed on January 25, 2002;

  (h)
  The Registrant's Form 10-QSB for the quarter ended March 31, 2002, filed on May 15, 2002;

  (i)
  The description of the Registrant's Common Stock contained in the Registrant's Forms 8-A, filed on October 16, 1996 and March 11, 2002; and

  (j)
  All documents filed by the Registrant subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, which documents will be part of the registration statement from the date of filing of such documents.

        Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such prior statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.

        To the extent that any proxy statement is incorporated by reference herein, such incorporation shall not include any information contained in such proxy statement which is not, pursuant to the

Commission's rules, deemed to be "filed" with the Commission or subject to the liabilities of Section 18 of the Exchange Act.

Item 4. Description of Securities.

        Not applicable (the Common Stock is registered under Section 12 of the Exchange Act).

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        Under Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law"), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses (including attorneys' fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The Delaware Law provides, however, that such person must have acted in good faith and in a manner he or she reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the Delaware Law does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for expenses the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

        The Registrant's Restated Certificate of Incorporation, as amended (the "Certificate"), provides that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law (iii) under Section 174 of the Delaware Law, or (iv) for any transaction from which the director derived an improper personal benefit. The Certificate further provides that no amendment or repeal of the provision shall apply to or have any effect on the liability or alleged liability of any director of the Registrant for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the Delaware Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, the liability of directors will then be eliminated or limited to the fullest extent permitted by Delaware law, as so amended.

        The Registrant's Bylaws (the "Bylaws") provide for mandatory indemnification of directors and executive officers (as the term "executive officers" is defined in Rule 3b-7 promulgated under the Exchange Act) and permissive indemnification of other officers, agents and employees to the fullest extent not prohibited by the Delaware Law. In most circumstances, under the Bylaws the Registrant must advance expenses incurred by an executive officer or director in defending any such action if the director or executive officer undertakes to repay such amount if it is determined that he or she is not entitled to indemnification.

        The Registrant also maintains directors' and officers' liability insurance.

* * *

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
5.1	Opinion of Hogan & Hartson L.L.P.
23.1	Consent of KPMG LLP.
23.2	Consent of Hogan & Hartson L.L.P. (contained in its legality opinion filed as Exhibit 5.1).
24.1	Power of Attorney (included on the signature page to this registration statement).

Item 9. Undertakings.

        (a)  The undersigned Registrant hereby undertakes:

    (1)
    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i)
    To include any prospectus required by Section 10(a)(3) of the Securities Act;

    (ii)
    To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

    (iii)
    To include any additional or changed material information on the plan of distribution;

    Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required in a post-effective amendment by those paragraphs is incorporated by reference from periodic reports filed by the Registrant under the Exchange Act.

    (2)
    For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

    (3)
    To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        (b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or

Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)  The undertaking concerning indemnification is set forth under the response to Item 6 and is incorporated herein by reference.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, State of Colorado, on this 23rd day of July, 2002.

PLANETCAD INC.
By:	/s/ DAVID HUSHBECK David Hushbeck President and Chief Executive Officer

POWER OF ATTORNEY

        We, the undersigned directors and officers of PlanetCAD Inc., do hereby constitute and appoint David Hushbeck and Joy Godesiabois, and each and either of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents may deem necessary or advisable to enable PlanetCAD Inc. to comply with the Securities Act and any rules, regulations and requirements of the Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto; and we hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ DAVID HUSHBECK David Hushbeck	President, Chief Executive Officer and Director (Principal Executive Officer)	July 23, 2002
/s/ JOY GODESIABOIS Joy Godesiabois	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 23, 2002
/s/ EUGENE J. FISCHER Eugene J. Fischer	Chairman of the Board of Directors	July 23, 2002
/s/ PHILIP E. BARAK Philip E. Barak	Director	July 23, 2002

/s/ H. ROBERT GILL H. Robert Gill	Director	July 23, 2002
/s/ JAMES A. FANELLA James A. Fanella	Director	July 23, 2002

EXHIBIT INDEX

Exhibit Number	Description	Page
5.1	Opinion of Hogan & Hartson L.L.P.
23.1	Consent of KPMG LLP.
23.2	Consent of Hogan & Hartson L.L.P. (contained in its legality opinion filed as Exhibit 5.1).
24.1	Power of Attorney (included on the signature page to this registration statement).

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PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX